UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 23, 2007
Xponential, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13919	75-2520896
(State of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)
6400 Atlantic Boulevard, Suite 190, Norcross, Georgia 30071
(Address of principal executive offices)
678-720-0660
(Registrant’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers.
     On May 23, 2007 the Registrant (“Xponential”) and American IronHorse Motorcycle Company, Inc. (“American IronHorse”) (collectively, the “Company”) entered into a Full-Time Permanent Engagement Resources Agreement with Tatum, LLC (“Tatum”) regarding the employment of Robert W. Schleizer by the Company on a permanent, full-time basis effective January 1, 2007 (the “Agreement”). Mr. Schleizer is currently and will remain a member of Tatum so that he will continue to have access to the resources of Tatum for the benefit of the Company. Mr. Schleizer has served as an officer of Xponential since January 2001.
     A copy of the Agreement is filed herewith as Exhibit 10.1. The material terms of the Agreement, as described herein, are subject to the full text of the Agreement in Exhibit 10.1.
     Pursuant to the Agreement, Xponential, on behalf of the Company, will pay directly to Tatum, as compensation for resources provided and for making Mr. Schleizer available for service to the Company, (1) $50,000, payable on the date of signing the Agreement; and (2) $1,000 per month during the term of the Agreement, including any months with respect to which any severance payment is made, payable at the same time Mr. Schleizer is paid. In addition, Xponential will pay to Tatum twenty-five percent (25%) of Mr. Schleizer’s cash bonuses earned as an employee of Xponential during the year ended December 31, 2007, payable on the date he receives payment of the bonus, and American IronHorse will pay to Tatum twenty-five percent (25%) of Mr. Schleizer’s cash bonuses earned as an employee of American IronHorse during the year ended December 31, 2007, payable on the date he receives payment of the bonus.
     The Agreement will terminate immediately upon the effective date of termination or expiration of Mr. Schleizer’s employment with the Xponential and American IronHorse or upon his ceasing to be a member of Tatum, unless earlier terminated due to a breach by either party of the Agreement.
     During the twelve (12) months following termination or expiration of the Agreement, other than (1) as a result of Tatum’s termination of Mr. Schleizer’s membership interest in Tatum without good cause as determined by Tatum in its sole good faith discretion or (2) in connection with another Tatum agreement, the Company will not employ Mr. Schleizer or engage Mr. Schleizer as an independent contractor to render services of substantially the same nature as those for which Tatum is making Mr. Schleizer available pursuant to the Agreement. In the event this provision is breached, Tatum will be entitled to receive as liquidated damages an amount equal to forty-five percent (45%) of Mr. Schleizer’s most recent annual salary and the maximum amount of any bonus for which he was eligible with respect to the then current bonus year.
     Mr. Schleizer had served as Executive Vice President, Chief Financial Officer, Treasurer and a director of Xponential since January 2001 and as Secretary since May 2001. Mr. Schleizer has served as Executive Vice President, Chief Financial Officer, Secretary, Treasurer and a director of PawnMart, Inc. since January 2003; as Chief

Financial Officer, Secretary, Treasurer and a director of Xponential Advisors, Inc. since October 2003; and as Chief Financial Officer, Secretary, Treasurer and a director of Xponential Real Estate Holdings, Inc. since February 2005, all of which are subsidiaries of the Registrant. He has served as a director of American IronHorse since July 2006 and as Chief Financial Officer since December 2006, and previously served as Chief Financial Officer and Secretary of that company from January 2004 to March 2005. Mr. Schleizer is a member of Tatum, LLC, a national firm of financial and technology professionals, and has extensive restructuring experience. He is a Certified Insolvency Recovery Adviser.
     No family relationship exists between Mr. Schleizer and the executive officers and directors of the Registrant.
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits. The following exhibit is furnished as part of this Report:

10.1	Full-Time Permanent Engagement Resources Agreement between Xponential, Inc. and Tatum, LLC dated May 23, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 29, 2007	XPONENTIAL, INC.
	By:	/s/ Dwayne A. Moyers
Dwayne A. Moyers, Chief Executive Officer